Exhibit 99.1

GlobalSCAPE, Inc. Releases Latest Version of EFT Cloud ServicesTM

Providing hybrid secure information exchange solutions for businesses of all sizes

SAN ANTONIO – September 22, 2015 – As organizations continue to search for the right balance to accomplish more with less, many companies are looking to cloud services to provide efficient alternatives in place of outdated or insufficient infrastructure. Striving to meet those needs, GlobalSCAPE, Inc. (NYSE MKT: GSB), the secure information exchange company, announced today the latest release of EFT Cloud ServicesTM. EFT Cloud Services – formerly known as Managed Information Exchange (MIX) and Hosted EFT – combines Globalscape’s flagship managed file transfer (MFT) suite, Enhanced File TransferTM (EFTTM), with a secure and scalable cloud infrastructure.

EFT Cloud Services provides organizations with a secure managed file transfer solution in either a hybrid cloud or virtual environment. In addition, EFT Cloud Services will reduce maintenance and infrastructure costs, eliminate large capital expenditures, provide pay as you go pricing options, and rapidly deploy services with scalable process and storage capabilities. As with all Globalscape solutions, EFT Cloud Services users can also take advantage of the knowledge and expertise of Globalscape’s U.S.-based support team.

EFT Cloud Services Features and Capabilities
Globalscape’s EFT Cloud Services gives organizations the flexibility of either a hybrid cloud or virtual environment with the security of an on-premises managed file transfer solution. Users of EFT Cloud Services have the option to work with top hosting providers like Rackspace, Amazon Web Services, and Microsoft AzureTM, among others.

EFT Cloud Services features and security capabilities – in addition to the functionality offered through EFT – include:

•	24 x 7 intrusion detection and antivirus protection
•	Full-time active port monitoring
•	High availability with redundant failover capabilities
•	Extensive options for secure transport protocols
•	Fully managed firewall infrastructure
•	Web portal for self-service administration
•	User-friendly web interfaces for sending and receiving files
•	Event-based automation and processing
•	Robust auditing, reporting and monitoring capabilities

In addition, EFT Cloud Services is designed to meet three levels of service: Basic, Standard and Platinum. In early reviews, PC Magazine named EFT Cloud Services as an Editors’ Choice and gave it an “Excellent” ranking with 4.5 out of 5 stars, which was the highest score of all the MFT products and was based on such factors as features, functionality and price.

Supporting Quote:
James L. Bindseil, President, CEO and architect of Managed and Hosted Solutions, Globalscape “Organizations look for choice when deploying managed file transfer solutions, which is why Globalscape created four different deployment models that included managed and hosted options. As our customers’ IT environments evolve, so have their needs. That is why we’ve also evolved our managed and hosted options into EFT Cloud Services. EFT Cloud Services is a perfect example of how we continuously strive to provide information exchange solutions that our customers can deploy and implement in a model that makes the most sense for their business.”

Kevin Green, Senior Director of Enterprise Solutions, Globalscape
“Enterprises of all sizes are seeking secure information exchange solutions that provide rapid deployment and ‘always on’ uptime that are signature benefits for the cloud, while still maintaining robust security controls to protect their data. We have found many of our customers asking for the ability to deploy a hybrid secure managed file transfer installation that would provide the same functionality of EFT without the increased security vulnerabilities and risks associated with the cloud. EFT Cloud Services is an alternative secure managed file transfer option that utilizes a cloud infrastructure – with vetted hosting providers like Rackspace – without sacrificing the security that our on-premises EFT provides.”

To learn more about EFT Cloud Services or sign up for a 15-day free trial, please visit:
https://www.globalscape.com/managed-file-transfer/cloud-services

About Globalscape
San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features EFT, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best in class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments and small businesses. For more information, visit Globalscape, or subscribe to our Blog or Twitter updates.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2014 fiscal year, filed with the Securities and Exchange Commission on March 30, 2015.

GLOBALSCAPE PRESS CONTACT
Contact: Ciri Haugh
Phone Number: (210) 308-8267
Email: PR@globalscape.com